Exhibit 10(bb)

Director Compensation Arrangements

Directors who are current or former officers of Energy Future Holdings Corp. or employed by the Sponsor Group do not receive any fees for their service as directors. Mmes. Acosta and Williamson and Messrs. Reilly and Youngblood receive $200,000 annually, and with respect to Ms. Williamson, $7,500 per day for days substantially spent on matters related to our restructuring. Also, Ms. Acosta and Messrs. Reilly and Youngblood are paid $1,000 per meeting (capped at $75,000 per year per director) they attend for meetings that are not those held in the normal course to support standard business operations.